                                                                      EXHIBIT 99


CONTACT:
Martin Nash, CEO                                       Mark Alvino
Genetronics Biomedical Limited                         Feinstein Kean Healthcare
(888) 289-4363                                         (617) 577-8110


                   GENETRONICS CLOSES EQUITY FINANCING TO FUND
                            ELECTROPORATION THERAPY


SAN DIEGO, CA., JANUARY 17, 2001 -- Genetronics Biomedical Limited, San Diego, (AMEX and Toronto Stock Exchange: GEB) has completed a public offering of 6,267,500 common shares at a price of Canadian $1.35 per share for gross proceeds of Canadian $8,461,125 (U.S. $5,593,200).

The Company intends to use the majority of the proceeds of the offering to further develop clinical applications for its core technology, Electroporation Therapy. Specifically, it intends to spend the funds on activities related to a Phase III clinical trial in the United States in head and neck cancer, costs related to launching oncology products in Europe, other clinical trials and as working capital and for general corporate purposes.

The Company has not registered these shares under US securities laws. This press release is not an offer of securities in the United States. These shares may not be offered or sold in the United States or to a U.S. person without registration, or an exemption from registration, under applicable U.S. securities laws.

Genetronics Biomedical Ltd. operates through its wholly owned San Diego subsidiary, Genetronics, Inc. Genetronics, Inc., founded in 1983, is a San Diego-based drug and gene delivery company specializing in developing technology and hardware that will potentially allow physicians to more efficiently and cost-effectively deliver drugs or genes to patients with illnesses, including cancer. Genetronics BTX(R) Instrument Division, a leader in molecular delivery, featuring electroporation and electrofusion technology for the research laboratory, markets worldwide an extensive line of products for in vitro, ex vivo, and animal in vivo applications.

THIS PRESS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS RELATING TO THE COMPANY'S PLANS TO DEVELOP ITS ELECTROPORATION DRUG DELIVERY SYSTEM. THE AVAILABILITY OF RESOURCES TO SUPPORT OPERATIONS AND PLANS FOR OBTAINING ADDITIONAL FINANCING CANNOT BE ASSURED. ACTUAL EVENTS OR RESULTS MAY DIFFER FROM THE COMPANY'S EXPECTATIONS AS A RESULT OF A NUMBER OF FACTORS, INCLUDING THE UNCERTAINTIES INHERENT IN CLINICAL TRIALS AND PRODUCT DEVELOPMENT PROGRAMS, EVALUATION OF POTENTIAL OPPORTUNITIES, THE LEVEL OF CORPORATE EXPENDITURES, CAPITAL MARKET CONDITIONS, AND OTHERS SET FORTH IN THE GENETRONICS ANNUAL REPORT, ON FORM 10-K AND OTHER REGULATORY FILINGS. THERE CAN BE NO ASSURANCE THAT ANY PRODUCT IN GENETRONICS PRODUCT PIPELINE WILL BE SUCCESSFULLY DEVELOPED OR MANUFACTURED, OR THAT FINAL RESULTS OF HUMAN PILOT STUDIES OR CLINICAL STUDIES WILL BE SUPPORTIVE OF REGULATORY APPROVALS REQUIRED TO MARKET PRODUCTS. THE AMERICAN AND TORONTO STOCK EXCHANGES HAVE NOT REVIEWED AND DO NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.

                                     * * *

            VISIT GENETRONICS' WEBSITE AT HTTP://WWW.GENETRONICS.COM